STOCK PURCHASE AGREEMENT

           STOCK PURCHASE AGREEMENT, dated as of August 28, 1996, by and between HFS INCORPORATED, a Delaware corporation ("Purchaser"), and GENERAL MOTORS CORPORATION, a Delaware corporation ("GM").

           WHEREAS, GM is the beneficial and record owner of 9,788,623 shares of participating convertible preferred stock, par value $.01 per share (the "Convertible Preferred Stock"), of Avis, Inc., a Delaware corporation (the "Company"), and such shares owned by GM constitute all of the outstanding shares of Convertible Preferred Stock of the Company (the "Shares");

           WHEREAS, GM desires to sell to Purchaser, and Purchaser desires to purchase from GM, the Shares on the terms and subject to the conditions set forth in this Agreement; and

           WHEREAS, simultaneously with the execution of this Agreement, Purchaser, Avis Acquisition Corp., a wholly owned indirect Subsidiary of Purchaser ("Merger Sub"), U.S. Trust Company of California, N.A., as trustee of the Avis, Inc. Stock Ownership Plan, and the Company entered into an agreement and plan of merger (the "Merger Agreement") whereby, upon the terms and subject to the conditions set forth therein, Merger Sub will merge (the "Merger") with and into the Company simultaneously with the purchase and sale of the Shares hereunder;

           NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, intending to be legally bound thereby, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

           1.1 Defined Terms. For purposes of this Agreement (including the schedules hereto), the terms defined in this Agreement shall have the respective meanings specified herein, and, in addition, the following terms shall have the following meanings:

           "Additional Amount": an amount equal to 71.85% of the ESOP Amount.

           "Affiliate":   as to any person, any other person
      which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"),







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      as applied to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

           "Agreement": this Stock Purchase Agreement, as amended, modified or supplemented from time to time.

           "ARACS": Avis Rent A Car System, Inc., a Delaware corporation and a wholly owned direct Subsidiary of the Company.

           "business day": any day other than a Saturday or Sunday on which banks in New York and California are required to be open for the conduct of business.

           "Certificate of Designation": the Certificate of Designation for the Convertible Preferred Stock.

           "Common Stock": the common stock, par value $.01 per share, of the Company.

           "Disclosure Schedule": the document being delivered by GM simultaneously with the execution of this Agreement scheduling the items required to be disclosed therein.

           "Dividend Amount": the aggregate amount, if any, which is paid as a cash dividend to the holders of Convertible
      Preferred Stock at any time from the date of this Agreement through the Closing Date.

           "ESOP": The Avis, Inc. Employee Stock Ownership Trust, a trust created pursuant to the Avis, Inc. Employee Stock
      Ownership Plan.

           "ESOP Amount": an amount up to $15 million of additional consideration payable to the ESOP in connection with the Merger.

           "Exchange Act": the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

           "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

           "Franchisee": any person who owns or possesses the right to operate an "Avis Rent A Car" or similar franchised


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      business under a franchise or license agreement entered into with the
      Company or any of its Subsidiaries or any Subfranchisor.

           "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

           "GMAC": General Motors Acceptance Corporation, a wholly owned Subsidiary of GM.

           "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity
      (including, without limitation, a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "Governmental Order": as to any person, any judgment, injunction, decree, order or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

           "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing) and any restriction on the Shares pursuant to a voting, stockholders or similar agreement or any other restriction on the Shares of any kind.

           "Material Adverse Effect": a material adverse effect on (a) the business, properties, assets, liabilities, net worth, sales, income, prospects, condition (financial or otherwise) or results of operations (historical or projected) of (i) the Company and its Subsidiaries taken as a whole, (ii) ARACS, or (iii) the business of the Company with Franchisees, taken as a whole, (b) the validity or enforceability of this Agreement, (c) the ability of Purchaser or GM or any of their respective Affiliates to (i) consummate the transactions contemplated hereby or (ii) receive the benefits hereunder or (d) the ability of Purchaser or the Company, or any of their respective Subsidiaries or Affiliates to (i) consummate the transactions contemplated by the Merger Agreement or (ii) receive the benefits thereunder.



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           "Permits": as to any person, all licenses, permits, franchises, orders, approvals, concessions, registrations, authorizations and qualifications with and under all federal, state, local or foreign laws and Governmental Authorities and all industry or other nongovernmental self-regulatory organizations that are issued to such person.

           "person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

           "Purchaser Common Stock":  the common stock, par value
      $.01 per share, of Purchaser.

           "PVT":  the Prime Vehicles Trust.

           "Rental Business": the business of operating a motor vehicle rental business which specializes in the rental of vehicles, without drivers.

           "Requirement of Law": as to any person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

           "SEC": the Securities and Exchange Commission or its successor.

           "Securities Act": the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

           "Stockholders Agreement": the Stockholders Agreement, dated as of January 25, 1989, by and among the Company, the ESOP and GM.

           "Subfranchisor": any person (including a Subsidiary of the Company) to whom the Company or any of its Subsidiaries has granted the right to sell or grant a franchise of the Rental Business to a third party.

           1.2 Other Definitional Provisions. (a) The words "hereof," "herein" and "hereunder" and other words of similar import when used in this Agreement shall refer to this Agreement and the Exhibits, Schedules and the Disclosure Schedule as a whole and not to any particular part or subdivision thereof, and


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Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms, and the words of any gender shall include each other gender where appropriate.


                                  ARTICLE II

                        SALE AND PURCHASE OF THE SHARES

           2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.3 hereof), GM shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from GM, all of the Shares free and clear of any and all Liens.

           2.2  Consideration.

                (a) Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, Purchaser agrees to pay to GM an amount equal to $295 million, plus the Additional Amount, if any (the "Purchase Price"). The Purchase Price shall be comprised of (i) $200 million, plus the Fractional Cash (as defined in Section 2.2(b) hereof), in cash (the "Cash Component"), and (ii) $95 million, plus the Additional Amount, if any (the "Closing Value"), in whole shares of Purchaser Common Stock (as determined in accordance with paragraph (b) below), subject to the Post-Closing Adjustment (as defined in Section 2.7 hereof), if any.

                (b) The number of whole shares of Purchaser Common Stock to be delivered pursuant to Section 2.2(a)(ii) hereof (the "Purchaser Shares") shall be determined by dividing the Closing Value by the average of the per share closing prices of Purchaser Common Stock on the New York Stock Exchange Composite Transaction Reporting System for the 10 consecutive trading days immediately preceding the third trading day prior to the Closing Date, and cash shall be delivered in lieu of any fractional share (determined in accordance with the valuation of the Purchaser Shares above (the "Fractional Cash")).

                (c) The Purchaser Shares will be registered pursuant to a registration statement (the "Registration Statement") under the Securities Act for resale by GM, however, GM hereby agrees not to sell or otherwise transfer the Purchaser Shares except in accordance with Section 2.6 hereof.



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           2.3 Closing. The closing of the transactions contemplated hereby
(the "Closing") will take place at a time and date specified by the parties hereto, which shall be simultaneous with the closing of the transactions contemplated by the Merger Agreement, subject to the satisfaction or waiver of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022.

           2.4 Deliveries by GM. At the Closing, GM will deliver or cause to be delivered (unless previously delivered) to Purchaser, the following:

                (a) Stock certificates representing the Shares accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, and any other documents that are necessary to transfer to Purchaser good and valid title to the Shares free and clear of all Liens, with all necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid.

                (b) The opinion referred to in Section 6.2(d) hereof.

                (c) Counterparts to the Financing Agreement (as defined in
      Section 5.7 hereof) duly executed by GM or GMAC, as applicable.

                (d) All other documents, instruments and writings required to be delivered by GM at the Closing.

           2.5 Deliveries by the Purchaser. At the Closing, Purchaser will deliver or cause to be delivered (unless previously delivered) to GM, the following:

                (a) the Cash Component in immediately available funds by wire transfer to an account designated by GM to Purchaser at least two business days prior to the Closing.

                (b) The Purchaser Shares registered in the name of GM.

                (c) The opinion referred to in Section 6.3(d) hereof.

                (d) A counterpart to the Financing Agreement duly executed by the Affiliate of the Company which is a party thereto.

                (e) All other documents, instruments and writings required to be delivered by Purchaser at the Closing.


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           2.6 Sale of Purchaser Shares. If GM desires to sell all or a portion of the Purchaser Shares at any time prior to the close of business on the 30th day after the Closing Date, or if such day is not a business day, the first business day thereafter (the "Directed Sale Date"), GM shall deliver to Purchaser, at any time prior to the 25th day after the Closing Date (the "Notice Date"), written notice (the "Notice") of its desire to sell a specified number of Purchaser Shares. GM and Purchaser agree that the Purchaser shall make all decisions in its reasonable business judgment regarding the method and manner of such sale; provided, that the primary objective of such method and manner shall be to obtain the maximum sale price for such shares; and provided, further, that any of Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. may act as broker or investment banker in connection with such sale or sales. Upon delivery of the Notice by the Notice Date, Purchaser shall, not later than the close of business on the second business day after receipt of the Notice by the Purchaser (the "Direction Date"), direct (the "Direction") the manner and method in which GM shall dispose of such number of Purchaser Shares and Purchaser shall use its commercially reasonable efforts to assist GM in effecting such sale. GM will use commercially reasonable efforts to effect any such sale as promptly as practicable after receipt of the Direction and in such manner and method as set forth in such Direction or subsequent instructions and will cooperate fully with all reasonable requests of Purchaser and assist Purchaser in connection with such sale, and such assistance shall include, but not be limited to, the following, as applicable:
(i) providing reasonable assistance in connection with the preparation of any required written offering materials (private or public), (ii) entering into customary underwriting agreements with nationally recognized investment banking firms and related documentation and (iii) entering into customary stock purchase agreements with the purchasers of such shares and related documentation. In the event a sale pursuant to this Section 2.6 is in process prior to the Directed Sale Date and consummation of such sale reasonably requires a continuation of the sale through the Directed Sale Date, the Directed Sale Date shall be deemed to be extended to the date necessary to consummate such sale.

           2.7 Post-Closing Adjustment. If GM consummates the sale of all or a portion of the Purchaser Shares in one or more transactions in accordance with the provisions of Section 2.6 hereof, Purchaser shall pay to GM the amount by which the Closing Value exceeds the Current Value (as defined below) (the "Post- Closing Adjustment"). For purposes of this Agreement, "Current Value" is the amount equal to the net sale proceeds received by GM in a bona fide sale to a third party of Purchaser Shares, plus, in the event that less than all of the Purchaser Shares were sold pursuant to Section 2.6 hereof, the value of the Purchaser Shares not so sold based on the Closing Value of such


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Purchaser Shares not so sold. If Purchaser is required to pay the Post-Closing
Adjustment, Purchaser shall deliver such funds to GM, in cash by wire transfer of immediately available funds, within five business days after consummation of the last sale pursuant to Section 2.6 hereof, upon receipt of any documentation requested by Purchaser with respect to: (i) the date, per share price, and manner in which such sale was effected, (ii) the number of Purchaser Shares sold and GM's calculation of the Current Value and Post-Closing Adjustment, and (iii) sufficient detail and copies of all relevant documentation or other evidence to support GM's determination of the Current Value, including without limitation, copies of any sales contracts or brokerage statements.


                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF GM

           GM hereby represents and warrants to Purchaser as follows:

           3.1 Organization and Existence. GM is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

           3.2 Authority; Enforceability. GM has, and to the extent applicable GMAC has, the requisite corporate power and authority to execute and deliver this Agreement and the Financing Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by GM and the consummation by GM of the transactions contemplated hereby and by the Financing Agreement have been duly authorized by all necessary corporate action on the part of GM and no other corporate proceedings on the part of GM are necessary to authorize this Agreement or the Financing Agreement or to consummate the transactions so contemplated. The execution, delivery and performance of the Financing Agreement by GMAC and the consummation by GMAC of the transactions contemplated thereby will be duly authorized by all necessary corporate action on the part of GMAC prior to the Closing and no other corporate proceedings on the part of GMAC will be necessary to authorize the Financing Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by GM and constitutes, and the Financing Agreement when executed and delivered by GM or GMAC, as applicable, will constitute, a valid and binding obligation of GM and GMAC, as applicable, enforceable against them in accordance with its terms, when executed and delivered by the other parties thereto, except (i) as such enforceability may be limited by


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bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

           3.3 Non-Contravention. The execution and delivery by GM of this Agreement does not, and the execution and delivery of the Financing Agreement by GM and GMAC, as applicable, will not, and the consummation by GM and GMAC of the transactions contemplated hereby and thereby and the performance by them of their respective obligations hereunder and thereunder will not, (a) subject to obtaining the approvals set forth in Section 3.4 hereof, violate, or result in the violation of, any Requirement of Law of GM or any of its Affiliates, (b) result in the creation of any Lien on the properties or assets of GM or any of its Affiliates, or (c) except as described in Section 3.3 of the Disclosure Schedule, violate, or result in the violation of, or default (with or without notice or lapse of time, or both) under, any provision of, or result in the termination or acceleration of, or give rise to a right of termination or acceleration of or the loss of a benefit under, any loan agreement, note, lease or other agreement, obligation, instrument, Lien or Permit applicable to GM or any of its Affiliates or their respective properties or assets, but only to the extent that such effect would be material to the business or assets of GM, taken as a whole.

           3.4 Consents. Except for filings under the Securities Act with respect to the Registration Statement and as set forth in Section 3.4 of the Disclosure Schedule, no consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the execution and delivery of this Agreement and the Financing Agreement by GM and its Affiliates, as applicable, the consummation by GM and its Affiliates of the transactions contemplated hereby and thereby and the performance by them of their respective obligations hereunder and thereunder.

           3.5 Title to Shares. GM has good, valid and marketable title to the Shares, free and clear of all Liens and any other restriction of whatever nature other than restrictions on transfer pursuant to the Stockholders Agreement. At the Closing, Purchaser will acquire from GM good, valid and marketable title to the Shares, free and clear of all Liens and any other restriction of whatever nature.

           3.6  Information in Disclosure Documents and
Registration Statement. None of the information supplied or to be supplied by GM or any of its Affiliates specifically for inclusion or incorporation by reference in (i) the Registration Statement to be filed with the SEC by Purchaser with respect to


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the registration of Purchaser Common Stock to be issued in connection with the transactions contemplated hereby and by the Merger Agreement will, at the time it is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein if necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) any disclosure document delivered by Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby or by the Merger Agreement, including, without limitation, any disclosure document delivered to holders of the Company's capital stock in connection with the transactions contemplated hereby and by the Merger Agreement and any syndication and other materials to be delivered to potential financing sources in connection with the transactions contemplated hereby and by the Merger Agreement ("Other
Disclosure Documents"), will, at the date delivered, contain any untrue statement of material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           3.7 Merger Agreement. GM has received a copy of the Merger Agreement.

           3.8 Brokers and Finders. No person is or will be entitled to any broker's, finder's, investment banker's, financial advisor's or similar fee from GM or its Affiliates in connection with this Agreement or the Financing Agreement or the transactions contemplated hereby or thereby.


                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser hereby represents and warrants to GM as follows:

           4.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

           4.2 Authority; Enforceability. Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the performance by it of its obligations hereunder has been duly authorized by the Board of Directors of Purchaser. No other proceedings on the part of Purchaser are necessary to authorize


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the execution and delivery of this Agreement or the performance by Purchaser of its obligations hereunder. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

           4.3 Non-Contravention. The execution and delivery by Purchaser of this Agreement does not, and the consummation by it of the transactions contemplated hereby and the performance by it of its obligations hereunder will not, (a) subject to obtaining the approvals set forth in Section 4.3 of a disclosure schedule delivered by Purchaser to GM simultaneously herewith (the "Purchaser Disclosure Schedule"), violate, or result in the violation of, any Requirement of Law of Purchaser, (b) result in the creation of any Lien on any of the properties or assets of Purchaser, or (c) violate, or result in the violation of, or default (with or without notice or lapse of time, or both) under, any provision of, or result in the termination or acceleration of, or give rise to a right of termination or acceleration of or the loss of a benefit under, any loan agreement, note, lease or other agreement, obligation, franchise, instrument, Lien or Permit applicable to Purchaser or its properties or assets, but only to the extent that such effect would be material to the business or assets of Purchaser, taken as a whole.

           4.4 Consents. Except for filings under the Securities Act with respect to the Registration Statement and as set forth in Section 4.4 of the Purchaser Disclosure Schedule, no consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the execution and delivery of this Agreement by Purchaser, the consummation by Purchaser of the transactions contemplated hereby and the performance by Purchaser of its obligations hereunder.

           4.5 SEC Documents. Purchaser has made available to GM a copy of its Form 10-K for the fiscal year ended December 31, 1995 and its Form 10-Q for the fiscal quarter ended June 30, 1996, as amended by the Form 10-Q/A filed on August 19, 1996, and its proxy statement relating to its 1996 annual meeting of stockholders held on May 20, 1996. As of their respective dates, such documents complied in all material respects with the requirements of the Exchange Act, and none of such documents, as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The


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financial statements of Purchaser included in such documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

           4.6 Information in Disclosure Documents and Registration Statements. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in (i) the Registration Statement will, at the time any such Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein if necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) any Other Disclosure Document will, at the date delivered, contain any untrue statement of material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           4.7 Purchaser Shares. Upon issuance on the Closing Date, the Purchaser Shares shall be validly issued, fully paid and nonassessable and shall not have been issued in violation of any preemptive or similar rights.

           4.8 Brokers. With the exception of Bear Stearns & Co., Inc., no person is or will be entitled to any broker's, finder's, investment banker's, financial advisor's or similar fee from Purchaser or its Affiliates in connection with this Agreement or the transactions contemplated hereby or thereby.


                                   ARTICLE V

                                   COVENANTS

           5.1  Reasonable Best Efforts.

                (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited


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to, (i) the preparation and filing, if necessary, of the Registration
Statement and Other Disclosure Documents, (ii) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the Merger Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Authority, and (iii) the satisfaction of all conditions to Closing.

                (b) Each party shall promptly consult with the other with respect to, provide any necessary information not subject to legal privilege with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

                (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Purchaser to enter into any agreement with any Governmental Authority or to consent to any order, decree or judgment requiring Purchaser to hold separate or divest, or to restrict the dominion or control of Purchaser or any of its Affiliates over, any of the assets, properties of businesses of Purchaser, its Affiliates or the Company.

                (d) Each party hereto agrees to instruct its counsel to deliver executed copies of any opinion of counsel reasonably requested to be delivered hereunder to any third party where such delivery is necessary to consummate the transactions contemplated hereby or by the Merger Agreement.

           5.2  No Public Announcement; Confidentiality.

                (a) No party hereto shall make any public announcement concerning the transactions contemplated by this Agreement and the transactions contemplated hereby without the prior approval of the other party, which approval shall not be unreasonably withheld, except as such announcement may be required by law or the rules and regulations of a stock exchange, in which case the party required to make the announcement shall use all reasonable efforts to provide the other party with reasonable time under the circumstances to comment on such announcement in advance of such announcement.

                (b) The parties hereto agree that all information about GM obtained by Purchaser, on the one hand, and all information about Purchaser and the Company obtained by GM, on the other hand, disclosed in connection with the transactions contemplated hereby and the Merger Agreement (other than publicly available information) shall be held in confidence for a period of ten years from the Closing Date by Purchaser and GM, as the case may be, and such information shall not be disclosed to any person (other than such person's Affiliates and its or their directors, officers, employees, agents, representatives and potential financing sources) except as may be required by judicial process, administrative order, or any law, rule or regulation.

                (c) Notwithstanding the provisions of paragraph (b) of this
Section 5.2, Purchaser may disclose, and GM will disclose, information concerning GM and GMAC as reasonably necessary with respect to the transactions contemplated by this Agreement and the Merger Agreement and in the Registration Statement and Other Disclosure Documents prepared by Purchaser, the Company or any of their respective Affiliates and prospective financing sources in connection with the transactions contemplated hereby and the Merger Agreement. GM will cooperate with all such requested disclosure.

           5.3 Disclosure Supplements. From time to time prior to the Closing, GM shall supplement or amend the Disclosure Schedule and Purchaser shall supplement and amend the Purchaser Disclosure Schedule with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in such schedules or which is necessary to complete or correct any information in such schedules or in any representation and warranty which has been rendered inaccurate thereby. For all purposes of this Agreement any such supplement or amendment shall be disregarded and given no effect.

           5.4 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall, except as otherwise provided herein, be paid by the party incurring such expenses.

           5.5 Further Assurances. The parties hereto agree that, from time to time after the Closing, without additional consideration, each of them will execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement.

           5.6 Fleet Agreement. GM agrees to provide Purchaser, the Company and any of their respective Affiliates which are a party to a fleet agreement with GM (the "Fleet Agreement") with competitive status, which will entitle such persons to receive from GM comparable benefits available to other car rental companies; provided, however, that, with respect to 1996 and 1997 model year vehicles, such persons shall be entitled to the benefits and status available under both the Fleet Agreement for the 1996 and 1997 model years, as applicable. GM agrees to permit the Fleet Agreement to be assigned to any Affiliate of Purchaser or the Company which owns and operates the fleet; provided, that, all rights and obligations under the Fleet Agreement are expressly assumed by such person, including, without limitation, all rights and obligations with respect to incentives and defenses provided under the Fleet Agreement. If requested by Purchaser, GM agrees to amend the Fleet Agreement prior to the Closing in a manner mutually acceptable to Purchaser and GM.

           5.7 Financing Agreement. At or prior to the Closing, GM shall cause GMAC to enter into an agreement whereby GMAC shall provide up to $200 million of secured financing to PVT (the "Financing Agreement"), on substantially the terms set forth in Exhibit A hereto. The Financing Agreement shall be in form and substance satisfactory to Purchaser and GM.

           5.8 Consent to Transaction. Prior to the Closing, GM shall have given all consents or waivers required to be given by it, and shall have received all consents or waivers required to be received by it, pursuant to the Certificate of Designation and the Stockholders Agreement in connection with the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, the waiver of all rights of first refusal with respect to the transactions contemplated hereby and thereby and the requirement of Purchaser to enter into the Stockholders Agreement.

           5.9 Approval of Merger. GM, in its capacity as the sole stockholder of Convertible Preferred Stock, shall vote the shares of Convertible Preferred Stock (or act by written consent), as a separate class and in the same class with the holders of Common Stock, to approve and adopt the Merger Agreement and the transactions contemplated thereby, and shall take any and all actions as may be necessary or appropriate to effect such a vote (or written consent) at the time the Company calls for such a vote (or written consent).

           5.10 No Conversion. GM shall not convert the Shares into shares of Common Stock, unless requested to do so in writing by Purchaser.


                                  ARTICLE VI

                           CONDITIONS TO THE CLOSING

           6.1 Conditions of Obligation of Each Party. The respective obligations of each party to effect the Closing are subject to the fulfillment at or prior to the Closing Date of each of the following conditions precedent:

                (a) No Injunction or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any Governmental Authority seeking any of the foregoing be pending. There shall not be in effect any statute, rule, regulation or order of any court, governmental or regulatory body which prohibits or makes illegal the transactions contemplated by this Agreement.

           6.2 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser are also subject to fulfillment (or waiver by Purchaser) at or prior to the Closing Date of each of the following conditions precedent:

                (a) Representations and Warranties. The representations and warranties of GM contained in Article III of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent that they expressly refer to an earlier time, in which case they shall be true and correct as of such time.

                (b) Performance of Covenants. GM shall have duly performed and complied in all respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                (c) Officer's Certificates. Purchaser shall have received from a duly authorized senior officer of GM a certificate as to the matters described in Sections 6.2(a) and 6.2(b).

                (d) Opinion of Counsel. Purchaser shall have received the opinion of GM Legal Staff dated the Closing Date and addressed to Purchaser, in form and substance as mutually agreed to by Purchaser and GM.

                (e) Corporate Action. Purchaser shall have received a copy of the resolutions duly adopted by the Board of Directors of GM authorizing the execution, delivery and performance by GM of this Agreement, and the Financing Agreement.

                (f) Financing Agreement. The Financing Agreement (and any amendment to the Fleet Agreement) shall be in form and substance satisfactory to Purchaser and duly executed counterparts of the Financing Agreement (and any such amendment to the Fleet Agreement) shall have been delivered to the other parties thereto.

                (g) Consents. All consents and waivers referred to in Sections
5.8 and 5.9 hereof shall have been given or obtained.

                (h) Other Closing. All conditions precedent to the closing of the transactions contemplated by the Merger
Agreement other than the Closing shall have been satisfied or waived.

                (i) No Material Adverse Effect. There shall have been no Material Adverse Effect since February 29, 1996.

           6.3 Additional Conditions to the Obligations of GM. The obligations of GM are also subject to fulfillment (or waiver by GM) at or prior to the Closing Date of each of the following conditions precedent:

                (a) Representations and Warranties. The representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent they expressly refer to an earlier time, in which case they shall be true and correct as of such time.

                (b) Performance of Covenants. Purchaser shall have duly performed and complied in all respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                (c)  Officer's Certificate.  GM shall have
received from a duly authorized senior officer of Purchaser a certificate as to the matters described in Sections 6.3(a) and 6.3(b).

                (d) Opinion of Counsel. GM shall have received the opinion Skadden, Arps, Slate, Meagher & Flom dated the Closing Date and addressed to GM, in form and substance as mutually agreed to by Purchaser and GM.

                (e) Corporate Action. GM shall have received a copy of the resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement, certified by the Secretary or an Assistant Secretary of Purchaser.


                                  ARTICLE VII

                 TERMINATION, AMENDMENT AND WAIVER

           7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                (a)  by mutual agreement of the GM and Purchaser;

                (b) by Purchaser, on the one hand, or GM, on the other hand, if the Merger Agreement is terminated;

                (c) by Purchaser, on the one hand, or GM, on the other hand, upon notice given to the other if the Closing shall not have taken place on or before December 31, 1996; provided that the failure of the Closing to occur on or before such date is not the result of the breach of the covenants, agreements, representations or warranties hereunder of the party seeking such termination; or

                (d) by Purchaser, on the one hand, or GM on the other hand, upon notice given to the other if any court or governmental authority of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

           7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1 hereof, the obligations of the parties hereto shall terminate, except that the provisions of Sections 5.2(b), 5.4, 7.2, 8.9 and 8.10 hereof shall survive and no party shall be relieved of any liability for any breach of any provision contained in this Agreement.


                                 ARTICLE VIII

                                 MISCELLANEOUS

           8.1 Survival of Representations and Warranties. None of the representations and warranties made by the parties in this Agreement shall survive the Closing, except for the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 4.1, 4.2, 4.3, 4.4, and 4.8
shall survive the Closing indefinitely (including the schedules hereto and the certificates delivered in accordance with Sections 6.2(c) and 6.3(c) hereof, insofar as such schedules and such certificates relate to such representations and warranties).

           8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or transmitted by facsimile or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           if to Purchaser, to:

           HFS Incorporated
           339 Jefferson Road
           Parsippany, New Jersey 07054
           Attention:  General Counsel
           Facsimile:  201-428-5269

           with a copy to:

           Skadden, Arps, Slate, Meagher
                & Flom
           919 Third Avenue
           New York, New York 10022
           Attention:  David Fox, Esq.
           Facsimile:  212-735-2000

           if to GM, to:

           General Motors Corporation
           767 Fifth Avenue
           New York, New York  10153
           Attention:  Treasurer
           Facsimile:  (212) 418-3695

           With a copy to:

           General Motors Corporation
           3044 West Grand Boulevard
           Detroit, Michigan 48232
           Attention:  General Counsel
           Facsimile:  (313) 974-0209


           8.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           8.4 No Third Party Beneficiaries. Nothing herein express or implied shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature or kind under or by reason of this Agreement.

           8.5 Amendment. This Agreement may be amended by the parties hereto, but may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

           8.6 Extension; Waiver. At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any schedule hereto or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of the other party hereto or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

           8.7 Entire Agreement. This Agreement, including the schedules, exhibits, documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

           8.8 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any party hereto (other than by operation of law) without the prior written consent of the other parties hereto; provided, that Purchaser may assign its rights and obligations hereunder to any of its Subsidiaries.

           8.9 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York.

           8.10 Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally: (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York; (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be affected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in
Section 8.2 or at such other address for a party as shall be specified by a notice pursuant thereto; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

           8.11 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which for all purposes shall be deemed to be an original and all of which shall, taken together, constitute the same Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunder duly authorized all as of the date first written above.


                               HFS INCORPORATED



                               By:
                                  ------------------------------------
                                    Name:
                                    Title:



                               GENERAL MOTORS CORPORATION



                               By:
                                  ------------------------------------
                                    Name:
                                    Title:

                                                                     Exhibit A


                       Term Sheet -- Financing Agreement
                       ---------------------------------


Borrower:               Initially, Prime Vehicles Trust ("PVT").
                        Subject to Further Review (as defined be-low), Borrower may be another entity that purchases fleet from General Motors Corpo-ration ("GM") and rents cars under the Avis, Agency or other car rental brand name owned by HFS Incorporated ("HFS") or its subsidiaries.

Lender:                 General Motors Acceptance Corporation
                        ("GMAC").

Guarantor:              GM.

Closing
Date: On or before the closing of the purchase and sale of preferred stock contemplated by the Stock Purchase Agreement to which this Exhibit A is attached.

Issue: Revolving Credit Facility (the "Financing") of which all or any portion of which shall be designated senior or senior subordinated secured. The senior subordinated secured portion shall be determined in accordance with Section 1.01 of the Restated Third Amendment and Restatement of the Pledge and Security Agreement dated as of September 21, 1987 (definition of Required Subordi-nated Debt Percentage) and Section 3.6 of the Amended and Restated Loan Agreement dated September 21, 1987.

Amount:                 $200 million.

Term:                   Five years from Closing Date.

Covenants:              Same as those contained in the Adjustable
                        Rate Securities Acquisition Credit Agree-ment and the Amended and Restated Loan
                        Agreement with such adjustments as mutually agreed upon. PVT debt junior in ranking to the Financing will at all times be equal to or exceed the net payable from Avis Rent A
                        Car System, Inc. to PVT.

Ranking of
Senior
Subordinated
Secured
Portion: Initially, senior subordinated secured por-tion would be senior to Avis, Inc. subordi-nated PVT debt; junior to senior secured PVT debt; and pari passu with other senior subordinated secured debt of PVT.

                        In the event the PVT is dissolved, the senior subordinated secured portion may, with the consent of GMAC, also be junior to other debt secured on a senior basis by the fleet, which is not currently PVT debt, and pari passu with other mezzanine debt or credit enhancement supporting senior secured fleet financing.

Prepayment:             Floating rate loan:  Prepayable at 100% at
                        all times without premium or penalty.

                        Fixed rate loan: Prepayment premium of three percent (3.00%) of the principal amount of the prepayment (other than pursuant to an acceleration by Lender).

Related
Agreements:             The provisions of the Restated Third Amend-
                        ment and Restatement of the Lease Agreement dated as of September 21, 1987 between Bankers Trust Company as Trustee for PVT
                        (Lessor) and Avis Rent A Car System, Inc.
                        (Lessee) with Avis, Inc. as Guarantor and the Restated Third Amendment and Re-statement of the Pledge and Security Agree-ment dated as of September 21, 1987 between Bankers Trust Company as Trustee for PVT and the Bank of New York as agent under the agreement shall remain in effect.
Credit
Review
Prior to
Closing:                GMAC's commitment to lend pursuant to the
                        terms hereof shall only be given upon the approval of the facility by GM and GMAC.

Further
Review: To the extent HFS changes the ownership, capital or financing structure of its car rental operations during the Term (other than as permitted in accordance with the covenants contained in the Financing Agree-
                        ment), GM and GMAC together will have the right to review such changes in structure and make a good faith reasonable determina-tion as to whether the Financing will con-tinue to be made available based on the in-creased risk to GM and GMAC as a result of such changes in ownership, capital or fi-nancing structure. The general basis for determining GM's and GMAC's risk associated with providing the Financing in any subse-quent structure will be their risk associ-ated with providing the Financing as of May 1996. Continued extension of the Financing pursuant to this section will be solely at GM's and GMAC's discretion.


                                       3